Exhibit 99.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                      Daniel J. Haslinger, President and Chief Executive Officer
                                                 info@nviro.com   (419) 535-6374
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                 N-VIRO ANNOUNCES NEW FUEL TECHNOLOGY SUBSIDIARY

Toledo, Ohio, Tuesday, September 20, 2005 - N-Viro International Corp. (OTC BB/NVIC.OB) announced today that it has formed a new subsidiary, Alternative Fuel Technology, Inc., which will exploit N-Viro's "N-Viro Fuel Technology". The N-Viro Fuel Technology, covered by several patents and patent filings, builds on N-Viro's core bio-mineral technology to produce bio-made fuels from organic matters. N-Viro has not presently decided if the subsidiary will be spun off or will remain a subsidiary.

Daniel Haslinger, N-Viro's President stated, "The 'N-Viro Fuel Technology' is the result of substantial work over time, but in view of the increasing energy costs and the tax credit provisions of the recently enacted federal energy bill, this is an opportune time to begin commercializing the technology. We will seek partners, joint ventures and strategic alliances with companies having similar or related alternative fuel technologies which can complement the N-Viro Fuel Technology."

About  N-Viro
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N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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Forward  Looking  Statements
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The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.